--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                Amendment No. 1
                                      To
                                  SCHEDULE TO
                                 (Rule 13e-4)
           Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)
                    of the Securities Exchange Act of 1934

                               -----------------

                                INFOSPACE, INC.
        (Name of Subject Company (Issuer) and Filing Person (Offeror))

                               -----------------

     Options to Purchase Common Stock, Par Value $0.0001 Per Share, Having
                 an Exercise Price of $10.00 or More Per Share
                        (Title of Class of Securities)

                               -----------------

                                  45678T 10 2
        (CUSIP Number of Class of Securities) (Underlying Common Stock)

                               -----------------

                              John M. Hall, Esq.
                   Senior Vice President and General Counsel
                                InfoSpace, Inc.
                     601 108/th/ Avenue, N.E., Suite 1200
                          Bellevue, Washington 98004
                                (425) 201-6100
(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

                               -----------------

                                  Copies to:

            Jeffrey D. Saper, Esq.        Patrick J. Schultheis, Esq.
              Jack Helfand, Esq.             Drew G. Markham, Esq.
       Wilson Sonsini Goodrich & Rosati Wilson Sonsini Goodrich & Rosati
           Professional Corporation         Professional Corporation
              650 Page Mill Road              5300 Carillon Point
         Palo Alto, California 94304       Kirkland, Washington 98033
                (650) 493-9300                   (425) 576-5800

                           CALCULATION OF FILING FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  Transaction Valuation* Amount of Filing Fee
                  -------------------------------------------
                        $8,042,650           $1,608.53**
                  -------------------------------------------

* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 14,337,514 shares of common stock of InfoSpace, Inc. having an aggregate value of $8,042,650 as of January 14, 2002 will be exchanged pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction.
** Previously paid.
[_] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    Amount Previously Paid: Not applicable.   Filing Party: Not applicable.
    Form or Registration No.: Not applicable. Date Filed: Not applicable.

[_] Check box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
 Check the appropriate boxes below to designate any transactions to which the statement relates:
   [_] third party tender offer subject to Rule 14d-1.
   [X] issuer tender offer subject to Rule 13e-4.
   [_] going-private transaction subject to Rule 13e-3.
   [_] amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer. [_]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   This Amendment No. 1 to the Tender Offer Statement on Schedule TO filed by InfoSpace, Inc. with the Securities and Exchange Commission on January 15, 2002 (the "Schedule TO"), relates to our offer to eligible employees to exchange options to purchase shares of our common stock granted under our various stock option plans for options to purchase shares of our common stock under our Restated 1996 Flexible Stock Incentive Plan upon the terms and subject to the conditions described in the Offer to Exchange dated January 15, 2002, and the related letter from Naveen Jain dated January 15, 2002, the Election Form, and the Notice to Change Election From Accept to Reject (which together constitute the "Offer").

   This Amendment No. 1 is filed in satisfaction of the reporting requirements of Rule 13e-4(c)(3) promulgated under the Securities Exchange Act of 1934, as amended.


Item 12.  Exhibits.

(a) (1)  Offer to Exchange, dated January 15, 2002*.

    (2)  Memorandum from Naveen Jain to InfoSpace's Employees dated January 15, 2002*

    (3)  Form of Exchange Offer Summary Statement.*

    (4)  Form of Election Form.*

    (5)  Form of Notice to Change Election From Accept to Reject.*

    (6)  Stock Option Exchange Offer; Frequently Asked Questions.*

    (7)  Form of E-Mail Reminder to Employees.*

    (8)  Form of Promise to Grant Stock Option.*

    (9)  Power Point Presentation of Offer to Exchange.*

    (10) InfoSpace, Inc. Annual Report on Form 10-K for its fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on April 2, 2001, and incorporated herein by reference.

    (11) InfoSpace, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2001, filed with the Securities and Exchange Commission on May 15, 2001, and incorporated herein by reference.

    (12) InfoSpace, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2001, filed with the Securities and Exchange Commission on August 13, 2001, and incorporated herein by reference.

    (13) InfoSpace, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2001, filed with the Securities and Exchange Commission on November 9, 2001, and incorporated herein by reference.

    (14) E-Mail Announcement to Employees.

(b) Not applicable

(d) (1)  Form of InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan Nonqualified Stock Option
         Letter Agreement.*


  (2)  InfoSpace, Inc. and Saraide Inc. 2000 Stock Plan, which is incorporated herein by reference to the
       Registration Statement on Form S-1 (No. 333-93167) filed by the Company on July 12, 2000.

  (3)  Go2Net, Inc. 2000 Stock Option Plan, which is incorporated herein by reference to the Registration
       Statement on Form S-8 (No. 333-47874) filed by the Company on October 13, 2000.

  (4)  Go2Net, Inc. 1996 Stock Option Plan, which is incorporated herein by reference to the Registration
       Statement on Form S-8 (No. 333-47874) filed by the Company on October 13, 2000.

  (5)  Silicon Investor, Inc. 1996 Stock Plan, which is incorporated herein by reference to the
       Registration Statement on Form S-8 (No. 333-47874) filed by the Company on October 13, 2000.

  (6)  WEB21 Stock Option Plan, which is incorporated herein by reference to the Registration Statement on Form S-8 (No. 333-47874) filed by the Company on October 13, 2000.

  (7)  Authorize.Net Corporation 1999 Stock Incentive Plan, which is incorporated herein by reference to the Registration Statement on Form S-8 (No. 333-47874) filed by the Company on October 13,
       2000.

  (8)  IQC Corporation Option to Purchase Common Stock, which is incorporated herein by reference to the Registration Statement on Form S-8 (No. 333-47874) filed by the Company on October 13,
       2000.

  (9)  SaveSmart, Inc. 1997 Equity Incentive Plan, which is incorporated herein by reference to the
       Registration Statement on Form S-8 (No. 333-37252) filed by the Company on May 17, 2000.

  (10) Saraide.com Inc. 1998 Equity Incentive Plan, which is incorporated herein by reference to the
       Registration Statement on Form S-8 (No. 333-37252) filed by the Company on May 17, 2000.

  (11) INEX Corporation Share Option Plan, which is incorporated herein by reference to the Registration
       Statement on Form S-8 (No. 333-90815) filed by the Company on November 12, 1999.

  (12) InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan, which is incorporated herein by reference to the Registration Statement on Form S-8 (No. 333-81593) filed by the Company on
       June 25, 1999.

   (g)  Not applicable.

   (h)  Not applicable.
--------
*  Previously Filed.
Item 13.  Information Required by Schedule 13E-3.

   (a)  Not applicable.

                                   SIGNATURE

   After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

                                          INFOSPACE, INC.

                                          /s/  EDMUND O. BELSHEIM
                                          _____________________________________
                                          Edmund O. Belsheim
                                          President and Chief Operating Officer

Date: January 15, 2002

                               INDEX TO EXHIBITS

Exhibit
Number                                               Description
------                                               -----------

(a)(1). Offer to Exchange, dated January 15, 2002.*

(a)(2). Memorandum from Naveen Jain to InfoSpace's Employees dated January 15, 2002.*

(a)(3). Form of Exchange Offer Summary Statement.*

(a)(4). Form of Election Form.*

(a)(5). Form of Notice to Change Election From Accept to Reject.*

(a)(6). Stock Option Exchange Offer; Frequently Asked Questions.*

(a)(7). Form of E-Mail Reminder to Employees.*

(a)(8). Form of Promise to Grant Stock Option.*

(a)(9). Power Point Presentation of Offer to Exchange.*

(a)(10) InfoSpace, Inc. Annual Report on Form 10-K for its fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on April 2, 2001, and incorporated herein by reference.

(a)(11) InfoSpace, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2001, filed with the Securities and Exchange Commission on May 15, 2001, and incorporated herein by reference.

(a)(12) InfoSpace, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2001, filed with the Securities and Exchange Commission on August 13, 2001, and incorporated herein by reference.

(a)(13) InfoSpace, Inc. Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2001, filed with the Securities and Exchange Commission on November 9, 2001, and incorporated herein by reference.

(a)(14) E-Mail Announcement to Employees.

(d)(1). Form of InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan Nonqualified Stock Option
        Letter Agreement.*

(d)(2). InfoSpace, Inc. and Saraide Inc. 2000 Stock Plan, which is incorporated herein by reference to the
        Registration Statement on Form S-1 (No. 333-93167) filed by the Company on July 12, 2000.

(d)(3). Go2Net, Inc. 2000 Stock Option Plan, which is incorporated herein by reference to the Registration
        Statement on Form S-8 (No. 333-47874) filed by the Company on October 13, 2000.

(d)(4). Go2Net, Inc. 1996 Stock Option Plan, which is incorporated herein by reference to the Registration
        Statement on Form S-8 (No. 333-47874) filed by the Company on October 13, 2000.

(d)(5). Silicon Investor, Inc. 1996 Stock Plan, which is incorporated herein by reference to the Registration
        Statement on Form S-8 (No. 333-47874) filed by the Company on October 13, 2000.

(d)(6). WEB21 Stock Option Plan, which is incorporated herein by reference to the Registration Statement on Form S-8 (No. 333-47874) filed by the Company on October 13, 2000.

(d)(7). Authorize.Net Corporation 1999 Stock Incentive Plan, which is incorporated herein by reference to the Registration Statement on Form S-8 (No. 333-47874) filed by the Company on October 13, 2000.

(d)(8). IQC Corporation Option to Purchase Common Stock, which is incorporated herein by reference to the Registration Statement on Form S-8 (No. 333-47874) filed by the Company on October 13, 2000.

(d)(9). SaveSmart, Inc. 1997 Equity Incentive Plan, which is incorporated herein by reference to the
        Registration Statement on Form S-8 (No. 333-37252) filed by the Company on May 17, 2000.

(d)(10) Saraide.com Inc. 1998 Equity Incentive Plan, which is incorporated herein by reference to the
        Registration Statement on Form S-8 (No. 333-37252) filed by the Company on May 17, 2000.

(d)(11) INEX Corporation Share Option Plan, which is incorporated herein by reference to the Registration
        Statement on Form S-8 (No. 333-90815) filed by the Company on November 12, 1999.

(d)(12) InfoSpace, Inc. Restated 1996 Flexible Stock Incentive Plan, which is incorporated herein by reference to the Registration Statement on Form S-8 (No. 333-81593) filed by the Company on
        June 25, 1999.

--------
*  Previously Filed